Exhibit 2.01

PURCHASE AND SALE AGREEMENT,

dated as of September 21, 2005

among

PEARL ENERGY PARTNERS, LTD.,

AND

CIBOLA EXPLORATION PARTNERS, L.P.

As Sellers;

AND

EDGE PETROLEUM EXPLORATION COMPANY

As Buyer

AND

EDGE PETROLEUM CORPORATION

As Guarantor

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II EFFECTIVE DATE; CLOSING
2.1	Effective Date; Closing
2.2	Proceedings at Closing
2.3	Proration of Costs and Revenues.

ARTICLE III SALE AND PURCHASE; CONSIDERATION

3.1	Sale and Purchase
3.2	Amount and Form of Consideration
3.3	Payment of Consideration.
3.4	Price Adjustments
3.5	Incremental Purchase Price

ARTICLE IV DEPOSIT

4.1	Deposit

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization and Good Standing
5.2	Authorization of Agreement
5.3	Conflicts, Consents of Third Parties
5.4	Brokers
5.5	Litigation
5.6	Title to Oil and Gas Properties
5.7	Environmental Matters
5.8	Taxes and Assessments
5.9	Outstanding Capital Commitments
5.10	Compliance with Laws
5.11	Forward Sales
5.12	Properties.
5.13	Consents and Preferential Purchase Rights
5.14	Contracts
5.15	Wells
5.16	Wells to Be Plugged and Abandoned
5.17	Intellectual Property

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization and Good Standing
6.2	Authorization of Agreement
6.3	Conflicts, Consents of Third Parties
6.4	No Default
6.5	Litigation
6.6	Investment Intent
6.7	Disclosure of Information
6.8	Funding

i

6.9	Brokers

ARTICLE VII ADDITIONAL AGREEMENTS

7.1	Further Actions
7.2	Conduct of Business Pending Closing
7.3	Title Defects.
7.4	Environmental Defects.
7.5	Gas Imbalances
7.6	Access to Information and Properties
7.7	Regulatory Approvals
7.8	Agreement to Defend
7.9	Consents and Preferential Rights
7.10	Other Actions
7.11	Participation in Leases
7.12	LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF SELLERS

ARTICLE VIII CONDITIONS TO CLOSING

8.1	Buyer’s Conditions
8.2	Sellers’ Conditions

ARTICLE IX DELIVERIES AT CLOSING

9.1	Deliveries by Seller to Buyer
9.2	Deliveries by Buyer to Seller
9.3	Closing Payment and Post-Closing Purchase Price Adjustments.

ARTICLE X TERMINATION

10.1	Termination
10.2	Effect of Termination

ARTICLE XI INDEMNIFICATION

11.1	Assumption and Indemnification.
11.2	Indemnification Procedures.
11.3	Limits on Indemnification

ARTICLE XII TAXES

12.1	Cooperation
12.2	Sales or Use Tax, Recording Fees and Similar Taxes and Fees

ARTICLE XIII GENERAL

13.1	Receipts Not Reflected in Purchase Price
13.2	Expenses Not Reflected in Purchase Price
13.3	Arbitration.
13.4	Amendments
13.5	Waivers
13.6	Notices
13.7	Successor and Assigns, Parties in Interest

13.8	Severability
13.9	Entire Agreement
13.10	Schedules
13.11	Governing Law
13.12	Remedies
13.13	Expenses
13.14	Release of Information; Confidentiality
13.15	Certain Construction Rules
13.16	Counterparts
13.17	Limitation on Damages
13.18	No Third-Party Beneficiaries
13.19	Time of the Essence
13.20	Guarantee

Index of Exhibits:

EXHIBIT	DESCRIPTION

Exhibit “A”	Oil and Gas Properties

Exhibit “B”	Allocated Values

Exhibit “C”	Form of Conveyance

Disclosure Schedule

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of September 21, 2005 (the “Agreement”) is entered into by and among EDGE PETROLEUM EXPLORATION COMPANY, a Delaware Corporation (“Buyer”), and solely for the purposes of Section 13.20 hereto, EDGE PETROLEUM CORPORATION, a Delaware Corporation (“Guarantor”) and PEARL ENERGY PARTNERS, LTD., a Texas limited partnership, and CIBOLA EXPLORATION PARTNERS, L.P., a Texas limited partnership (each a “Seller” or collectively referred to herein as “Sellers”).

WHEREAS, the Sellers own certain oil and gas properties in the Chapman Ranch Field in Nueces County, Texas; and

WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of their interests in such oil and gas properties on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and subject to the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Affiliate” means, as to any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning specified in the preamble hereof.

“Allocated Values” means the allocation of values of the Oil and Gas Properties included in the Ownership Interests set forth on Exhibit “B” attached hereto. The Allocated Value for each Oil and Gas Property has been agreed to by Buyer and Sellers and represents a good faith allocation of value of the Oil and Gas Properties.

“Base Purchase Price” has the meaning specified in Section 3.2.

“Basket Amount” has the meaning specified in Section 11.3(a).

“Break-Up Fee” shall mean five percent (5%) of the Base Purchase Price.

“Buyer” has the meaning specified in the preamble hereof.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Closing Payment” has the meaning specified in Section 9.3.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Sellers and Buyer dated as of August 16, 2005.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy or commitment, whether written or oral.

“Conveyance” shall mean a Conveyance and Bill of Sale substantially of the form set forth in Exhibit “C”.

“Defensible Title” means such right, title and interest that is (a) with respect to Ownership Interests of record, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give the Buyer, through its ownership of the Oil and Gas Properties, the right to enjoy the benefits of possession of the Ownership Interests reflected on Exhibit “A”, and, with respect to Ownership Interests not yet earned under a farmout agreement, is described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions generally used in the domestic oil and gas business and under which there exists no default by Sellers, (b) subject to Permitted Liens, free and clear of all Liens, claims, infringements, and other burdens and (c) sufficient to deliver to Buyer the net revenue and working interests shown in each Oil and Gas Property in Exhibit “A”.

“Deposit” has the meaning specified in Article IV.

“Effective Date” has the meaning specified in Section 2.1.

“Environmental Defect” has the meaning specified in Section 7.4(b).

“Environmental Law” means the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law.

“Excluded Assets” means (a) all Sellers’ insurance claims with respect to events affecting the Oil and Gas Properties which occurred prior to the Effective Date, (b) all claims for severance tax refunds relating to production from the Oil and Gas Properties prior to the Effective Date, (c) all claims for sales tax refunds relating to purchases prior to the Effective Date, (d) all rights, claims and liabilities arising, occurring or existing in Sellers prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights of reimbursement, audit rights, recovery rights (excepting gas imbalances), accounting adjustments, mispayments, erroneous payments or other claims of any nature relating to any time period prior to the Effective Date; (e) all insurance policies and rights thereunder that pertain to Sellers’ ownership and operation of any of the Oil and Gas Properties for any coverages; and (f) all contracts or agreements solely related to the Excluded Assets.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a basis consistent with the preparation of the Financial Statements.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; or (f) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

“Hedging Transaction” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Incremental Purchase Price” has the meaning specified in Section 3.5.

“Indemnified Party” has the meaning specified in Section 11.2(a).

“Indemnifying Party” has the meaning specified in Section 11.2(a).

“Injunction” means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Entity having jurisdiction over any party hereto, or any legal restraint or prohibition.

“Knowledge” means actual knowledge of any officer, director, employee, agent or attorney of any party hereto.

“Lands” has the meaning specified in the definition of “Oil and Gas Properties.”

“Law” means any federal, state or local law, statute, rule, ordinance, code or regulation.

“Leases” has the meaning specified in the definition of “Oil and Gas Properties.”

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, hedging transaction, or any other burden or adverse claim whatsoever.

“Litigation” shall mean the Legal Proceedings, Orders and Official Actions listed on Schedule 5.5.

“Losses” has the meaning specified in Section 11.1.

“Material Adverse Effect” shall mean:

(i)            As to Buyer, any breach of Buyer’s representations and warranties, which individually or in the aggregate would materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

(ii)           As to any Seller, any breach of such Seller’s representations and warranties, which individually or in the aggregate would materially impair such Seller’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

“Minimal Environmental Defects” has the meaning specified in Section 7.4(d).

“Minimal Title Defects” has the meaning specified in Section 7.3(f).

“Notification Deadline” has the meaning specified in Section 7.3(a).

“Official Action” shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any court, administrative body, or other tribunal.

“Oil and Gas Properties” means all right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (a) oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the “Leases”) and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon or applicable thereto (the “Wells”); (b) any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; (c) interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound or created, to the extent applicable to such properties, including, but not limited to, operating agreements, gathering agreements, marketing agreements, transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements; (d) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such properties; and (e) equipment, machinery, fixtures and other tangible personal property and improvements located on or used or obtained in connection with such properties. Attached hereto as Exhibit ”A” is a description of each Lease and the Wells applicable thereto, which Exhibit ”A” shall be a part of the definition of “Oil and Gas Properties.” The respective “net revenue interest” and “working interest” of Sellers in the Oil and Gas Properties described on Exhibit ”A” (the “Ownership Interests”) shall be a part of the definition of “Oil and Gas Properties.” The Oil and Gas Properties do not include, and there is excluded from the terms of this Agreement the Excluded Assets as herein defined.

“Order” means any order, judgment, injunction, ruling, writ, award, decree, statute, law, ordinance, rule or regulation.

“Ownership Interests” has the meaning specified in the definition of “Oil and Gas Properties.”

“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

“Permitted Liens” means: (a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce Sellers’ net revenue interests in any Well below that shown in Exhibit ”A” or increase Sellers’ working interest above that shown in Exhibit ”A” without a corresponding increase in the net revenue interest; (b) all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases, to the extent that they do not, individually or in the aggregate, reduce Sellers’ net revenue interests in any Well below that shown in Exhibit ”A” or increase Sellers’ working interest above that shown in Exhibit ”A” without a corresponding increase in the net revenue interest; (c) third-party consent requirements, preferential rights or other rights assertable by third parties with respect to which waivers or consents are obtained by Sellers from the appropriate third parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer; (d) liens for current Taxes or assessments not yet due or delinquent on the Closing Date or, if delinquent, that are being contested in good faith in the ordinary course of business; (e) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent; (f) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (g) easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Oil and Gas Properties which do not materially interfere with the current or proposed operations on the Oil and Gas Properties; or (h) any Liens which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, ownership or operation of the Oil and Gas Properties subject thereto or affected thereby (as currently used, owned or operated) or which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in Texas, but excluding, in any event, any Liens securing indebtedness for borrowed money.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

“Pro Rata Share” means with respect to any Seller a fraction, set forth as a percentage, the numerator of which is the aggregate amount of consideration received by a Seller pursuant to this Agreement and the denominator of which is the aggregate consideration received by all Sellers pursuant to this Agreement.

“Purchase Price” has the meaning specified in Section 3.2.

“Schedule” means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning specified in the preamble hereof.

“Subsidiaries” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (a) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions, (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability,

occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

“Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Title Defect” has the meaning specified in Section 7.3(a).

“Title Defect Value” means, with respect to each Title Defect, the reduction of the Allocated Value of the affected Ownership Interest as a result of such Title Defect as determined in Section 7.3.

“Wells” has the meaning specified in the definition of “Oil and Gas Properties.”

“Units” has the meaning specified in the definition of “Oil and Gas Properties.”

ARTICLE II

EFFECTIVE DATE; CLOSING

2.1           Effective Date; Closing. The effective date of the transactions contemplated hereby shall be at 7:00 a.m., Central Time, on September 1, 2005 (the “Effective Date”). The Closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Pearl Energy Partners, Ltd., 1114 Lost Creek Blvd., Suite 260, Austin, Texas 78746 at 10:00 a.m., Central Time, on or before October 14, 2005 or such other place or date as the parties hereto may mutually agree (the “Closing Date”).

2.2           Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, unless otherwise agreed in writing by the parties to this Agreement.

2.3           Proration of Costs and Revenues.

(a)           Except as otherwise expressly set forth in this Agreement, Buyer shall be entitled to all production of Hydrocarbons from or attributable to Oil and Gas Properties at and after the Effective Date (and all products and proceeds attributable thereto) and to all other income, proceeds, receipts and credits earned with respect to the Oil and Gas Properties at or after the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs (as defined in Section 2.3(b)) incurred at and after the Effective Date. Seller shall be entitled to all production of Hydrocarbons from or attributable to the Oil and Gas Properties prior to the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Oil and Gas Properties prior to the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Date. “Earned” and “Incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and the Council of Petroleum Accountant Societies (COPAS) standards.

(b)           “Property Costs” means all operating and production expenses of the Oil and Gas Properties (including, without limitation, costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Oil and Gas Properties or the production of Hydrocarbons therefrom, but excluding any other Taxes), capital expenditures incurred in the ownership and operation of the Oil and Gas Properties in the ordinary course of business (including, but not limited to, cash advances or cash call amounts paid under applicable Operating Agreements), and overhead costs charged to the Oil and Gas Properties under the applicable Operating Agreement or if none, charged to the Oil and Gas Properties on the same basis as charged on the date of this Agreement.

ARTICLE III

SALE AND PURCHASE; CONSIDERATION

3.1           Sale and Purchase. On the Closing Date, subject to the terms and conditions set forth herein, the Sellers will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from the Sellers, the Oil and Gas Properties.

3.2           Amount and Form of Consideration. The total purchase price to be paid by Buyer to Sellers in consideration of the Oil and Gas Properties is Twenty-Six Million Nine Hundred Eighty-Two Thousand Five Hundred and No/100 ($26,982,500.00) in United States dollars (the “Base Purchase Price”), subject to adjustment as provided in Section 3.4 and 3.5 (the Base Purchase Price, as so adjusted, is the “Purchase Price”).

3.3           Payment of Consideration.

(a)           In consideration of the sale, transfer, conveyance, assignment and delivery of the Oil and Gas Properties, Buyer will, subject to adjustment pursuant to Section 3.4 hereof pay the Sellers an amount equal to the Purchase Price (after taking into account the application of the Deposit to the Purchase Price) by wire transfer of immediately available funds on the Closing Date

(b)           A proportionate amount of the Purchase Price (and the Deposit which is part of the Purchase Price) shall be paid to each Seller in accordance with such Seller’s proportionate ownership interests set forth on Schedule 3.3(a)

(c)           The Purchase Price shall be paid by wire transfer of immediately available funds to Sellers (to the accounts thereof specified by each Seller) in accordance with the instructions of each Seller delivered to Buyer not later than 48 hours prior to the Closing).

3.4           Price Adjustments. The Base Purchase Price will be adjusted:

(a)         upward by the amount, if any, payable by Buyer to Sellers in accordance with Section 3.5;

(b)        downward by the aggregate amount of the following proceeds actually received by Sellers and attributable to production during the period between the Effective Date and the Closing Date (with the period between the Effective Date and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing, marketing and transportation costs and any production, severance, sales or excise and similar Taxes not reimbursed to Sellers by the purchaser of production which are not included in Property Costs) produced from or attributable to the Oil and Gas Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Oil and Gas Properties during the Adjustment Period;

(c)         upward or downward in accordance with Section 7.3.;

(d)        downward, if at all, in accordance with Section 7.4;

(e)         upward or downward in accordance with Section 7.5;

(f)         upward by the amount of all Property Costs and other costs attributable to the ownership and operation of the Oil and Gas Properties which are paid by Sellers and incurred at or after the Effective Date, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 3.4(a);

(g)        downward by the amount of all Property Costs and other costs attributable to the ownership and operation of the Oil and Gas Properties which are paid by Buyer and incurred prior to the Effective Date;

(h)        upward by the value of Sellers’ share of all merchantable oil or condensate above the pipeline connection in the tanks to which the Wells are connected as of the Effective Date as shown by actual gauging reports, with the value thereof to be determined based upon the actual price received therefor upon sale, less applicable taxes and gravity adjustments deducted by the purchaser of such oil or condensate.

3.5           Incremental Purchase Price. In addition to the Purchase Price as adjusted pursuant to Section 3.4 hereof, Buyer shall pay Sellers an Incremental Purchase Price of Two Million Two Hundred Thirty-Six Thousand Dollars ($2,236,000.00) conditioned upon the Oil and Gas Properties receiving high-cost natural gas certification (as contemplated by Tex. Tax Code Ann. 201.057 (Vernon Supp. 2000)) so as to qualify the Buyer’s interest in the Oil and Gas Properties to receive the exemption or tax reduction provided for by the above-referenced law on or before December 31, 2005 (the “Incremental Purchase Price”). In the event such certification is obtained prior to the Closing Date, the Incremental Purchase Price shall be added to the Base Purchase Price in accordance with Section 3.4. In the event such certification is obtained after the Closing Date, the Incremental Purchase Price shall be payable by wire transfer of immediately available funds within three (3) business days of Sellers’ notification to Buyer of the receipt of such certification to be accompanied by reasonable documentation thereof. In the event the certification has not been received by December 31, 2005, the Incremental Purchase Price shall not be payable by Buyer to Sellers, but nothing in this section shall otherwise affect Sellers’ right to receive severance tax refunds, if any, with respect to production prior to the Effective Date irrespective of when obtained.

ARTICLE IV

DEPOSIT

4.1           Deposit. Contemporaneous with its execution of this Agreement, Buyer shall pay to Sellers a deposit (hereinafter called the “Deposit”), in the amount of five percent (5%) of the Base Purchase Price. If Buyer and Sellers consummate the transaction contemplated hereby in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price but shall otherwise be non-refundable except as provided below. If Buyer and Sellers do not consummate the transaction contemplated hereby because (i) of a termination of this Agreement by either party in accordance with Section 10.1(a), (b), (d) or (e); or (ii) Sellers or Buyer terminate this Agreement in accordance with Section 10.1(c) and at the time of such termination, the Sellers have not fulfilled all of their obligations under this Agreement such that Buyer would not then be obligated to effect the Closing under this Agreement, then Sellers shall immediately return the Deposit to Buyer; provided that, if this Agreement is terminated by Buyer pursuant to Section 10.1(e), upon written notice to Sellers Buyer may elect to allow the Sellers to retain the Deposit in lieu of Buyer paying the Break-Up Fee pursuant to Section 10.1(e). For the avoidance of doubt, Sellers may retain the Deposit if this Agreement is terminated pursuant to Section 10.1(c) and if at the time of such termination the Sellers have fulfilled their obligations under this Agreement such that Buyer would then be obligated to effect the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers hereby severally (but only in proportion to their respective Pro Rata Share) and not jointly represents and warrants to Buyer and to each other Seller as follows:

5.1           Organization and Good Standing. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

5.2           Authorization of Agreement. The execution and delivery of this Agreement by such Seller and the performance of the transactions contemplated herein by such Seller have been duly authorized by all necessary action, and no other action on the part of such Seller is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller and is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

5.3           Conflicts, Consents of Third Parties. Neither the execution and delivery by such Seller of this Agreement nor consummation or performance by such Seller of the transactions contemplated hereby to be consummated or performed by such Seller will: (a) violate any Law, (b) violate the certificate of organization or bylaws of such Seller, (c) violate any Order to which such Seller is a party or by which such Seller is bound or (d) require any consent from, authorization or approval or other action by, notice to or declaration, filing or registration with any Governmental Authority, except to comply if necessary with the HSR Act.

5.4           Brokers. Such Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer shall have any liability following the Closing.

5.5           Litigation. Except as set forth in Schedule 5.5, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of such Seller, threatened against or affecting such Seller or its interest in the Oil and Gas Properties that is reasonably likely to have a Material Adverse Effect on such Seller or the transactions contemplated in this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against such Seller that is reasonably likely to have a Material Adverse Effect on such Seller.

5.6           Title to Oil and Gas Properties. Sellers have Defensible Title to all Oil and Gas Properties included in the Ownership Interests by, through and under each such Seller. Each Oil and Gas Property included or reflected in the Ownership Interests entitles the Sellers to receive not less than the undivided net revenue interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Property, and the portion of the costs and expenses of operation and development of such Oil and Gas Property that is borne or to be borne by each Seller is not greater than the undivided cost bearing working interest set forth in the Ownership Interests. All proceeds from the sale of such Seller’s share of the Hydrocarbons being produced from its Oil and Gas Properties are currently being paid in full to the Seller by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Schedule 5.6.

5.7           Environmental Matters. Except as set forth in Schedule 5.7:

(a)           to each Seller’s Knowledge, the Oil and Gas Properties have been and are being operated in material compliance with all Environmental Laws;

(b)           such Seller has not been notified by any Governmental Authority or other third party that any of the Oil and Gas Properties is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material where investigation or inquiry remains unresolved as of the date hereof;

(c)           neither Sellers nor, to each Seller’s Knowledge, any other Person has filed any notice under any federal, state or local law indicating that (i) the Sellers are responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon the Oil and Gas Properties;

(d)           to such Seller’s Knowledge, it does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on the Oil and Gas Properties, or (ii) the storage or disposal of any Hazardous Material thereon.

5.8           Taxes and Assessments. Each Seller has caused to be timely filed all material Tax returns relating to the Oil and Gas Properties. Each Seller has paid or caused to be paid all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from the Oil and Gas Properties, except those being contested in good faith and disclosed to Buyer in writing. Sellers have not received written notice of any pending claim against such Seller from any applicable taxing authority for assessment of Taxes with respect to the Oil and Gas Properties. There are no audits of a Seller by any applicable taxing authority with respect to Taxes attributable to the Oil and Gas Properties. Except for statutory liens for property taxes and ad valorem taxes, there are no tax liens on or with respect to the Oil and Gas Properties.

5.9           Outstanding Capital Commitments. Except for Sellers’ commitments under the Authorizations for Expenditures (“AFE’s”) for the currently drilling Wells and the matters which are set forth in Schedule 5.9, there are no pending AFE’s with respect to which the time period for responding has not yet expired and there are no outstanding AFE’s or other commitments to make capital expenditures, which are binding on Sellers or the Oil and Gas Properties and which Seller reasonably anticipates will individually require expenditures as of such date in excess of $100,000. However, the Oil and Gas Properties are subject to active and ongoing exploration and Sellers anticipate that there could be further well proposals at any time.

5.10         Compliance with Laws. Except as disclosed in Schedule 5.10 to the Schedule, and except with respect to Environmental Laws, which are addressed in Section 5.7, to the Knowledge of such Sellers, Sellers and each third-party operator of any of the Oil and Gas Properties, are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its Oil and Gas Properties and to carry on its business with respect to the Oil and Gas Properties as it is now being conducted (collectively, the “Permits”), except where the failure to be in possession of any of the Permits would not have a Material Adverse Effect and there is no action, proceeding or, to the Knowledge of such Seller, investigation pending or threatened regarding suspension or cancellation of any of the Permits. Except as disclosed in Schedule 5.10 to the Schedule, such Seller is not and to such Seller’s knowledge, each third party operator of the Oil and Gas Properties is not in conflict with, or in default or violation of, (a) any Law to which any of the Oil and Gas Properties is bound or subject or (b) any of the Permits, except where such conflict, default or violation would not have a Material Adverse Effect.

5.11         Forward Sales. Except as disclosed in Schedule 5.11, each Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or within 60 days after the time of delivery.

5.12         Properties.

(a)           To such Seller’s Knowledge, and except as set forth in Schedule 5.12 (a) and except for Hydrocarbon sales contracts with a term not greater than ninety (90) days, no Hydrocarbons produced from the Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no Person has any call upon, option to purchase or similar rights with respect to such Oil and Gas Properties or the rights therefrom, except for third party operator rights under operating agreements covering the Oil and Gas Properties.

(b)           With respect to the Oil and Gas Properties, to the knowledge of Seller the third-party operator of the Oil and Gas Properties has the ability and right to obtain access to, produce, treat, transport, process, or otherwise market Hydrocarbons from the Wells, Units, and Leases without the need for any additional agreements.

(c)           Except as set forth in Schedule 5.12(c), as of the Effective Date, each Seller has no gas, pipeline or other production imbalances with any Person related to the Oil and Gas Properties.

5.13         Consents and Preferential Purchase Rights. Except as set forth in Schedule 5.13, to the knowledge of each Seller, none of the Leases are subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing.

5.14         Contracts. To the knowledge of each Seller, neither Seller nor any other party is in default under any Contract except for such defaults as would not have a Material Adverse Effect. There are no Contracts with Affiliates of such Seller which will be binding on the Oil and Gas Properties after Closing. To such Seller’s knowledge, except as set forth in Schedule 5.14, none of the Contracts consist of, nor are the Oil and Gas Properties subject to any, Hedging Transaction which will be binding on Buyer.

5.15         Wells. To such Seller’s knowledge, all Wells have been located, drilled and completed in substantial compliance with all Laws applicable thereto except where the failure to be in substantial compliance with all Laws applicable thereto would not have a Material Adverse Effect.

5.16         Wells to Be Plugged and Abandoned. Except as set forth in Schedule 5.16, to the Knowledge of Sellers there are no Wells that: (a) Sellers are currently obligated by applicable Law, in effect as of the Effective Date, or contract to plug and abandon because they are incapable of producing; (b) Sellers would be obligated by Law or contract to plug and abandon with the lapse of time or upon notice or both because such Wells are not currently capable of producing; or (c)  have been plugged and abandoned in a manner that does not comply with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties.

5.17         Intellectual Property. Except as disclosed on Schedule 5.17, Sellers do not own or use any copyrights, patents, trademarks, or trade names in the ownership and operation of the Oil and Gas Properties. Sellers have received no written notice, and have no knowledge of, any infringements or unauthorized or unlawful use of any intellectual property by a Seller or any allegation that Sellers’ use of such intellectual property has infringed similar properties of others.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

6.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.

6.2           Authorization of Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein by the Buyer have been duly authorized by all necessary action by the Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

6.3           Conflicts, Consents of Third Parties. Neither the execution and delivery by Buyer of this Agreement nor consummation or performance by Buyer of the transactions contemplated hereby to be consummated or performed by Buyer will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound, or (d) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply if necessary with the HSR Act.

6.4           No Default. Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of their properties or assets is bound, or (c) any Order applicable to Buyer.

6.5           Litigation. As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

6.6           Investment Intent. Buyer is acquiring the Oil and Gas Properties for its own account and not with a view towards distribution within the meaning of Section 2(11) of the Securities Act.

6.7           Disclosure of Information. Buyer represents that it has had an opportunity to ask questions of and receive answers from the Sellers regarding the Sellers and the Oil and Gas Properties.

6.8           Funding. Buyer will have adequate funds available to it as are necessary to pay the Closing Payment in full at the Closing.

6.9           Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Sellers shall have any liability following the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Further Actions. At any time from and after the Closing, at the request of a party and without further consideration, each other party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

7.2           Conduct of Business Pending Closing. Prior to the Closing Date, each Seller will (except as consented to in writing by Buyer or otherwise permitted under this Agreement):

(a)           operate its business in the ordinary course consistent with recent past practices, and will use commercially reasonable efforts to cause the operator of the Oil and Gas Properties to operate the same in substantially the same manner as they have been operated previously,

(b)           not terminate, materially amend, or extend any material Contracts or Liens affecting the Oil and Gas Properties, or enter into or commit to enter into any new material Contract or Liens relating to the Oil and Gas Properties, or settle, compromise or waive any material right relating to the Oil and Gas Properties,

(c)           maintain insurance coverage on the Oil and Gas Properties in the amounts and of the types presently in force,

(d)           use commercially reasonable efforts to cause the operator to maintain in full force and effect the Leases and Oil and Gas Properties, and pay all costs and expenses and perform all material obligations of the owner of the Oil and Gas Properties promptly when due,

(e)           use commercially reasonable efforts to cause the operator to maintain all Permits, not transfer, sell, hypothecate, encumber, or otherwise dispose of any Oil and Gas Properties except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices,

(f)            not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Oil and Gas Properties except in connection with the renewal or extension of Oil and Gas Properties after the Effective Date if granting or creating such right or requirement is a condition of such renewal or extension,

(g)           use commercially reasonable efforts to cause the operator to maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted,

(h)           not make any change in any method of accounting or accounting practice or policy with respect to the Oil and Gas Properties.

(i)            not incur or enter into any forward sales of gas or other sales out of the ordinary course of business or suffer or permit to exist any gas imbalances affecting the Oil and Gas Properties;

(j)            not incur any indebtedness or take or omit to take any action that would cause a Lien to arise or exist on the Oil and Gas Properties or otherwise allow a Lien to attach to or encumber the Oil and Gas Properties;

(k)           not propose or commit to participate in any operation on the Oil and Gas Properties estimated to exceed $100,000.00 without first consulting with Buyer in good faith and after first furnishing Buyer with all available technical, economical and other factual support for Sellers’ recommendation and attempting to reach an agreement as to the election to be made which is in the best interest of Buyer and Sellers.         Sellers shall not act unreasonably in refusing to accept Buyer’s recommendation; however, in the event that Buyer desires to non-consent a proposed operation in which Sellers desire to participate, Sellers may participate in such operation at their sole risk and cost, and if the operation results in production, Buyer shall release from this Agreement and assign to Sellers the wellbore of the affected well and all production therefrom for so long as the non-consent penalty is in effect, and thereafter such wellbore shall belong to Buyer. Buyer recognizes that time is of the essence in making its recommendation.

7.3           Title Defects.

(a)           Buyer must deliver to Seller in writing on or before five (5) business days before Closing (the “Notification Deadline”) a written notice specifying each defect associated with the Ownership Interests in the Oil and Gas Properties that it asserts constitutes an objection to real property title, excluding Permitted Liens, that renders Sellers title less than Defensible Title or a violation of the representations set forth in Section 5.6 (a “Title Defect”), a description of each such Title Defect and Buyer’s proposed Title Defect Value for such Title Defect. No fact, circumstance or condition of the title to an Oil and Gas Property shall be considered to effect a reduction in the value thereof, unless due consideration by Buyer has been given to whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties. If such notice is not timely submitted, Buyer will be deemed to have waived any basis for an adjustment based on a violation of the representations set forth in Section 5.6, as well as waived its basis for any claim or other assertion of rights or damages based on a breach of such representations except for the special warranty of title in the Assignment, which shall survive Closing.

(b)           Buyer may request an adjustment to the Base Purchase Price at any time on or before the Notification Deadline, if the adjustment is based on a Title Defect. Sellers may request an upward adjustment to the Base Purchase Price at any time before the Notification Deadline, if Seller’s net revenue interest for the Ownership Interest is greater than that shown on Exhibit “A.” A notice requesting an adjustment must be made in accordance with Section 7.3(a). If either Buyer or Sellers gives notice under the previous section, the parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

(i)            If the claim is based on the Sellers owning a different net revenue interest (with a proportionate corresponding change in the cost bearing working interest) than that shown on Exhibit “A”, then the adjustment will be the absolute value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

A =         Allocated Value for the affected Ownership Interest

B =          Correct net revenue interest for the affected Ownership Interest

C =          Net revenue interest for the affected Ownership Interest as shown on Exhibit “A”.

(ii)           If the claim is based on an obligation or burden that is liquidated, the adjustment will be the sum necessary to remove the obligation or burden from the affected Ownership Interest.

(iii)          If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, including, without limitation, in the event the Sellers’ cost bearing working interest is greater than that reflected in Exhibit “A”, without a proportionate corresponding increase in Sellers’ net revenue interest, or if Sellers’ net revenue interest is less than that reflected in Exhibit “A”, without a proportionate corresponding decrease in Sellers’ cost bearing working interest, the adjustment will be the sum necessary to compensate Buyer for the adverse economic effect on the affected Oil and Gas Property.

(c)           If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if Buyer and Sellers cannot otherwise agree on the amount of an adjustment or the parties are unable to agree upon whether a Title Defect exists, then unless Buyer elects to waive the applicable Title Defect(s) and accept title as is to the affected Oil and Gas Property within one business day following receipt of notice by Sellers of their election under Subsection (i) or (ii) below, Sellers may, at their sole option and upon written notice to Buyer, either:

(i)            remove the affected Oil and Gas Property from this Agreement (including any required reassignment) and adjust the Base Purchase Price by the Allocated Value for that Oil and Gas Property; or

(ii)           elect to resolve the dispute under the following arbitration provisions.

(d)           Sellers and Buyer shall attempt to agree on all Title Defect Amounts no later than five (5) Business Days prior to the Closing Date. If Sellers and Buyer are unable to agree by that date, the Title Defect Value in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 7.3(d). During the 10-day period following the Closing Date, Title Defect adjustments in dispute shall be submitted to an attorney licensed in the State of Texas and with at least 10 years’ recent experience in oil and gas titles as selected by (i) mutual agreement of Buyer and Sellers or (ii) absent such agreement during the 10-day period, by the Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law or the next most Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law in the event the most Senior Chaired Professor is unable or unwilling to serve (the “Title Arbitrator”). The Title Arbitrator shall not have had an affiliation with any party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Dallas, Dallas County, Texas, and shall be conducted in accordance with the arbitration procedures set forth in Title 7, Chapter 171 of the Texas Civil Practice and Remedies Code, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 7.3(b) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator including, without limitation, title attorneys from other states and petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Value and may not award damages, interest or penalties to either party with respect to any matter. Sellers and Buyer shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Senior Chaired Professor of Oil and Gas Law and the Title Arbitrator.

(e)           In an event the Title Defect dispute is submitted to arbitration, there shall be no immediate adjustment to the Base Purchase Price for such defect, but the amount of any adjustment due by Seller(s) to Buyer as ultimately determined shall be paid as a part of the Post Closing Adjustment.

(f)            Title Defects with an agreed individual value of less than $50,000 shall be considered “Minimal Title Defects” and shall not form the basis for an adjustment to the Base Purchase Price

(g)           Sellers may, at their sole option, notify Buyer on or before the Closing that they elect to cure some or all of the Title Defects. No price adjustment will be made for Title Defects that Sellers elect to cure unless such defect remains uncured to Buyer’s satisfaction (exercised in good faith) as of the date of the Post Closing Adjustment.

(h)           Notwithstanding anything to the contrary in this Section 7.3, the adjustments attributable to the effects of all Title Defects upon any Oil and Gas Property shall not exceed the Allocated Value of such particular Oil and Gas Property.

7.4           Environmental Defects.

(a)           Buyer shall have the right to conduct an environmental assessment of the Oil and Gas Properties during the period beginning on the date of this Agreement and ending at the close of business on the Notification Deadline. The confidentiality obligations of the Confidentiality Agreement shall be applicable to all information acquired by Buyer in the course of its environmental assessment. During normal business hours and after providing the Sellers and the operator of the Oil and Gas Properties reasonable prior notice of any such activities, Sellers shall use all commercially reasonable efforts to cause the operator to permit Buyer and its representatives to enter upon the Oil and Gas Properties and all improvements thereon, inspect the same, review files and generally conduct such tests, examinations, and investigations as are consistent with the American Society for Testing and Materials standard Phase I environmental audit. Sellers’ will have the right to (i) witness such investigation and (ii) promptly receive a copy of all results, analyses and reviews.

(b)           Buyer will notify Sellers on or before the Notification Deadline of (i) the existence of any environmental condition on the Oil and Gas Properties that Buyer reasonably believes constitutes a breach of Sellers’ representations and warranties set forth in Section 5.7 (“Environmental Defect”), and (ii) the estimated cost to remediate or cure such condition on each individual Oil and Gas Property, determined utilizing the most cost effective and appropriate method of cure or remediation available under the circumstances. With respect to any Environmental Defect:

(i)            Sellers shall have the right, but not the obligation, to undertake such remedial action as may be required by applicable Environmental Law as currently applied to cure such Environmental Defect by sending written notice of its binding commitment to effectuate such cure and the details and timing of such curative action, and if such commitment is reasonably satisfactory to Buyer, the Base Purchase Price would not be reduced on account of such Environmental Defect.

(ii)           Buyer and Sellers may also, upon their mutual agreement, set the costs to cure the Environmental Defect and the Base Purchase Price shall be reduced by such agreed costs. In such case, the Buyer shall continue to own such Oil and Gas Property and be responsible for any cure; and

(iii)          If Buyer and Sellers cannot reach mutual agreement as contemplated in Section 7.4(b)(i) or (ii) above or on whether an Environmental Defect exists then unless Buyer elects to waive the applicable Environmental Defect(s) and accept the condition of the affected Oil and Gas Property as is within one business day following receipt of notice by Sellers of their election under Subsection (1) or (2) below, Sellers may, at their sole option, and upon written notice to Buyer:

(1)           remove the affected Oil and Gas Property from this Agreement (including any required reassignment) and adjust the Base Purchase Price by the Allocated Value for that Oil and Gas Property; or

(2)           elect to resolve the dispute under the arbitration provisions in this Agreement.

(c)           In the event the Environmental Defect dispute is submitted to arbitration, there shall be no immediate adjustment to the Base Purchase Price for such defect, but the amount of any adjustment due by Seller(s) to Buyer as ultimately determined shall be paid as part of the Post Closing Adjustment.

(d)           Environmental Defects with an agreed individual value of less than $50,000 shall be considered “Minimal Environmental Defects” and shall not form the basis for an adjustment to the Base Purchase Price.

(e)           Notwithstanding anything to the contrary in this Section 7.4, the adjustments attributable to the effects of all Environmental Defects upon any Oil and Gas Property shall not exceed the Allocated Value of such particular Oil and Gas Property.

(f)            BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THEIR AFFILIATES, OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING LITIGATION COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURIES, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE OIL AND GAS PROPERTIES PRIOR TO THE CLOSING BY BUYER, ITS AFFILIATES, OR ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BUT EXCLUDING ANY SUCH CLAIMS RESULTING, IN WHOLE OR IN PART FROM SELLERS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.5           Gas Imbalances. On or before the Closing Date, Sellers and Buyer shall, based upon data available at that time, determine (a) the total amount of any overproduction of gas attributable to and accounted for under the name of the either Seller related to the Oil and Gas Properties (e.g., volumes of gas taken from the Leases, or on lands unitized therewith, by either Seller in excess of those volumes which such Seller would be entitled to receive) and (b) the total amount of underproduction of gas attributable to and accounted for under the name of either Seller related to the Oil and Gas Properties (e.g., volumes of gas not taken from the Leases, or on lands unitized therewith, despite the Sellers’ Ownership Interest in and right to receive such volumes). If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined) the Base Purchase Price shall be adjusted downward in an amount equal to the price per Mcf received by Sellers for gas sales during the month of August, 2005, times such excess (in Mcf). If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined) the Base Purchase Price shall be adjusted upward in an amount equal to the average price per Mcf received by Sellers for gas deliveries during the month of August, 2005, times such excess (in Mcf). On the Closing Date and as of the Effective Date, Buyer shall assume any liability for gas production imbalances (whether over or under) attributable to the Oil and Gas Properties. Notwithstanding the foregoing, only imbalances subject to legally enforceable rights of recovery will be subject to the determination hereunder.

7.6           Access to Information and Properties. Upon reasonable notice, Sellers shall afford to Buyer’s officers, employees, accountants, counsel and other representatives access, from time to time, from the date hereof until the Closing Date, to all their respective books, contracts, commitments, files and records, accounting information, title, land, engineering, geological, geophysical, seismic and any other data or information as well as to their officers and employees and, during such period, Sellers shall furnish to Buyer (a) a copy of each report, schedule, and other document, (b) all other information concerning the Oil and Gas Properties as such other party may reasonably request and (c) access to the Oil and Gas Properties. Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder and any other activities contemplated thereby. Upon Closing occurring the Confidentiality Agreement will be deemed to be terminated and the restrictions contained in the preceding two sentences shall no longer apply as if such sentences were never a part of this Agreement; provided, however, that the Buyer agrees to abide by the confidentiality provisions contained in the Settlement Agreement with respect to that certain lawsuit styled United Resources v. Paladin Petroleum II, Ltd. et al., and other pre-existing confidentiality requirements, if any, which may burden the Oil and Gas Properties.

7.7           Regulatory Approvals. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Entity required to be obtained or made by the Sellers or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement; provided however, that Buyer shall not be required to agree to any divestiture of any Properties, assets or businesses of Buyer or any of its Affiliates, or the imposition of any limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

7.8           Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereby agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

7.9           Consents and Preferential Rights. Sellers shall promptly prepare and send (a) notices to the holders of any required consents to assignment which are set forth on Schedule 5.13 requesting such consents and (b) notices to the holders of any applicable preferential rights to purchase which are set forth on the Schedule requesting waivers of such preferential rights to purchase. The consideration payable under this Agreement for any particular property for purposes of preferential purchase right notices shall be the Allocated Value for such property. Sellers shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing. Buyer shall cooperate with Sellers in seeking to obtain such consents and waivers of preferential rights.

7.10         Other Actions. Except as contemplated by this Agreement, neither the Sellers nor Buyer shall, nor permit any of its Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in Article VIII not being satisfied. Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

7.11         Participation in Leases. Sellers shall, unless otherwise instructed by Buyer, elect to acquire their proportionate interest in all new oil and gas leases that cover the lands described under Section 5 “All Remaining Lands” set forth in Exhibit “A” hereto which may be offered to Sellers and the Sellers agree to give the Buyer notice of any such offer within five business days of the Sellers’ receipt of such offer.

7.12         LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF SELLERS. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AT OR PRIOR TO CLOSING, BUYER SHALL HAVE CONDUCTED SUCH INSPECTIONS OF THE OIL AND GAS PROPERTIES AS BUYER DEEMS NECESSARY AND SHALL HAVE SATISFIED ITSELF AS TO THE CONDITION OF THE OIL AND GAS PROPERTIES. EXCEPT AS OTHERWISE PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER OR ITS

REPRESENTATIVES BY SELLERS OR THEIR REPRESENTATIVES; EXCEPT AS OTHERWISE PROVIDED HEREIN, ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLERS OR SELLERS’ AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO BUYER OR BUYER’S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ANY SELLER OR THE AGENTS OR REPRESENTATIVES OF ANY SELLER; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Buyer’s Conditions. Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions:

(a)           No Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

(b)           Fulfillment of Obligations. Sellers shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance is by each of them required under the terms of this Agreement at or prior to the Closing Date.

(c)           Accuracy of Representations and Warranties. The representations and warranties of the Sellers as set forth herein shall be true and correct in all respects as of the date of this Agreement and true and correct all material respects (each considered without regard to materiality qualifiers such as “material”, “in all material respects” and “material adverse effect” set forth herein) as of the Closing Date as though made on and as of the Closing Date.

(d)           Limitation on Title and Environmental Defects. The aggregate of all Title Defects and Environmental Defects asserted by Buyer and not waived shall not exceed Two Million Dollars ($2,000,000.00).

(e)           The Consents. Sellers shall have obtained all mandatory consents to assignment as required by the Leases.

(f)            Closing Deliveries. Sellers shall have delivered at or before Closing all of the items listed in Section 9.1.

8.2           Sellers’ Conditions. Unless otherwise waived in writing prior to Closing, the obligation of Sellers to complete the Closing is subject to fulfillment prior to or at Closing of each of the following conditions.

(a)           Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

(b)           Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct in all respects as of the date of this Agreement and true and correct in all material respects (each considered without regarding to materiality qualifiers such as “material”, “in all material respects” and “material adverse effect” as set forth herein) as of the Closing Date as though made on and as of the Closing Date.

(c)           Limitation on Title and Environmental Defects. The aggregate of all Title Defects and Environmental Defects asserted by Buyer and not waived shall not exceed Two Million Dollars ($2,000,000.00).

(d)           Closing Deliveries. Buyer shall have delivered at or before Closing all of the items listed in Section 9.2.

ARTICLE IX

DELIVERIES AT CLOSING

9.1           Deliveries by Seller to Buyer. At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

(a)           Resolutions of the General Partner or other governing body of each Seller, certificates of encumbancy and other documents reasonably acceptable to Buyer’s counsel to show the satisfaction of those matters set out in Sections 5.1, 5.2 and 5.3 hereof;

(b)           A certificate of each Seller or duly authorized officer thereof certifying as to those matters set out in Section 8.1(a) and (b) hereof and good-standing certificates from appropriate governmental authority certifying as to the matters set out in 6.1 and 6.2 dated not later than two days prior to the Closing Date;

(c)           The Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by each Seller;

(d)           Letters-in-lieu of transfer orders covering the Oil and Gas Properties, duly executed by Sellers;

(e)           Executed statements described in Treasury Regulation 1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code; and

(f)            Releases of Pearl Energy Partners, Ltd.’s currently existing Liens against the Oil and Gas Properties in favor of CapWest Resources, Inc. and any other existing Liens against the Oil and Gas Properties.

(g)           All original land, title, well, contract files and the like, together with a tape of the existing 3D seismic data.

9.2           Deliveries by Buyer to Seller. At the Closing, in addition to making the payments described in Article III, Buyer shall deliver to each Seller the following:

(a)           a certificate of a duly authorized representative of Buyer, dated the Closing Date, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date; and

(b)           a certificate of a duly authorized representative of Buyer attesting as to the incumbency and signature of each person who shall execute this Agreement or any other material document related to this transaction.

(c)           The Conveyance duly executed by Buyer; and

(d)Letters-in-lieu of transfer order covering the Oil and Gas Properties, duly executed by Buyer.

9.3           Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer, using and based upon the best information reasonably available to Sellers, a preliminary settlement statement estimating the amount due by Buyer at Closing after giving effect to all Purchase Price adjustments set forth in Sections 3.4 and 4.1, and if applicable, the Incremental Purchase Price as set forth in Section 3.5, Buyer shall have two (2) business days to review the preliminary settlement statement. On the business day following expiration of the two (2)-business-day review period, Buyer shall submit a written report containing any changes Buyer proposes to be made to the preliminary settlement statement. The parties shall attempt to agree on the final preliminary settlement statement no later than one (1) business day prior to the Closing. If the parties are unable to agree by that date, subject to any adjustment under Section 9.3(b) the estimate delivered by Sellers in accordance with this Section 9.3 shall constitute the dollar amount to be paid by Buyer to Sellers at the Closing (the “Closing Payment”).

(b)           As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, Sellers shall prepare and deliver to Buyer a statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Date. Sellers shall at Buyer’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Sellers’ statement hereunder, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Purchase Price no later than 120 days after the Closing Date (the “Final Settlement Date”). If Sellers and Buyer have not so agreed on or before the Final Settlement Date, the matters that remain in dispute shall be submitted to an arbitrator (the “Accountant”) for review and resolution. The Accountant shall be Grant Thornton, LLP, or if they are unable or refuse to serve, a nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Sellers in writing. The Accountant shall render a decision resolving the matters in dispute, in a manner consistent with the provisions of Section 3.4 and the other provisions of this Agreement, within 30 days following their submission to the Accountant. The determination of the Accountant shall be final and binding on the parties. The cost of any arbitration (including the fees and expenses of the Accountant) pursuant to this Section 9.3 shall be borne one-half by Buyer and one-half by Sellers. If the Purchase Price as adjusted in the final settlement statement exceeds the Closing Payment (i.e., the “Post Closing Adjustment”), Buyer shall pay to Sellers the difference within 10 days after the Final Settlement Date. If the Closing Payment exceeds the Purchase Price as adjusted in the final settlement statement, Sellers will pay to Buyer the Post Closing Adjustment within 10 days after the Final Settlement Date.

ARTICLE X

TERMINATION

10.1         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of the Sellers and Buyer;

(b)           by the Sellers or Buyer if any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Injunction or other action shall have become final and nonappealable;

(c)           by Sellers or Buyer if the other shall have failed or refused to Close the transaction contemplated hereby on or before October 14, 2005 or such later date as mutually agreed provided that, the party seeking to terminate this Agreement under this Clause (c) is not then in material breach of this Agreement and provided further that the right to terminate this Agreement under this Clause (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(d)           by Sellers or Buyer if the total amount of uncured and unwaived Title Defects and/or Environmental Defects asserted by Buyer exceeds Two Million Dollars ($2,000,000.00); or

(e)           by (i) Sellers upon the return of the Deposit to Buyer and the payment to the Buyer of the Break-Up Fee and (ii) by Buyer upon either the payment of the Break-Up Fee to Sellers or upon written notice to Sellers of their election to allow Sellers to retain the Deposit in lieu of payment of the Break-Up Fee by Buyer in accordance with Article IV..

10.2         Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in Section 10.1, this Agreement shall forthwith become void and of no further force or effect (except for the provisions of Sections 4.1, 5.4, 6.9, 7.4(f), 13.11 and 13.13 which shall survive termination and except for the obligations under the Confidentiality Agreement). For the avoidance of doubt upon the termination of this Agreement pursuant to Section 10.1(e) and the payment of the Break-Up Fee neither party shall have any liability or obligation with respect to the other party pursuant to this Agreement. For further avoidance of doubt, neither Sellers nor Buyer shall be obligated for payment of a Break-Up Fee except upon their voluntary election to terminate this Agreement under Section 10.1(e).

ARTICLE XI

INDEMNIFICATION

11.1         Assumption and Indemnification.

(a)           FROM AND AFTER CLOSING, BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS AND THEIR OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES FROM AND AGAINST ALL LOSSES (as defined below in Subsection 11.1(d)) INCURRED OR SUFFERED BY SELLER:

(i)            CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE OIL AND GAS PROPERTIES, ON OR AFTER THE EFFECTIVE DATE (INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION TO PLUG AND ABANDON ANY INACTIVE WELL THAT IS PART OF THE OIL AND GAS PROPERTIES OR TO REMEDIATE ANY ENVIRONMENTAL CONDITION WHETHER SUCH ENVIRONMENTAL CONDITION AROSE PRIOR TO OR AFTER THE EFFECTIVE DATE, BUT EXCLUDING THOSE LOSSES ASSUMED BY SELLERS IN SECTION 7.4(b)(i)),

(ii)           CAUSED BY OR ARISING OUT OF OR RESULTING FROM BUYER’S BREACH OF ANY OF BUYER’S COVENANTS OR AGREEMENTS CONTAINED IN ARTICLE VII, OR

(iii)          CAUSED BY OR ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY BUYER CONTAINED IN ARTICLE VI OF THIS AGREEMENT.

Upon and after Closing, Buyer shall assume and perform all the rights, duties, obligations and liabilities of ownership and operation of the Oil and Gas Properties that arise or accrued after the Effective Date including, without limitation: (i) all of Sellers’ express and implied obligations and covenants after the Effective Date under the terms of the Leases, the Contracts, and all other orders, rules and regulations to which the Oil and Gas Properties are subject; (ii) responsibility for all royalties, overriding royalties, rentals, shut-in payments and other burdens or encumbrances to which the Oil and Gas Properties are subject accruing after the Effective Date; (iii) responsibility for compliance with all applicable Laws pertaining to the Oil and Gas Properties, and the procurement and maintenance of all permits required by public authorities in connection with the Oil and Gas Properties after the Effective Date; and (iv) all other obligations assumed by Buyer under this Agreement. With respect to non-operating interests in the Oil and Gas Properties being transferred to Buyer under this Agreement, Buyer shall assume full responsibility and liability for that portion of the foregoing rights, duties, obligations and liabilities for which non-operators are responsible. Sellers remain responsible for all costs, expenses and liabilities incurred by Sellers in connection with the ownership or operation of the Oil and Gas Properties before the Effective Date, except (i) those for which Buyer indemnifies Sellers, (ii) those arising out of specific matters or claims for which Buyer has received an adjustment to the Purchase Price, or (iii) those which Buyer assumes in this Agreement.

(b)           FROM AND AFTER CLOSING, AND EXCEPT AS PROVIDED IN SUBSECTION 11.1(A), EACH SELLER SHALL SEVERALLY (IN PROPORTION TO ITS PRO RATA SHARE) AND NOT JOINTLY INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER AND ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES AGAINST AND FROM SUCH SELLER’S PROPORTIONATE SHARE OF ALL LOSSES INCURRED OR SUFFERED BY BUYER:

(i)            CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE OIL AND GAS PROPERTIES BEFORE THE EFFECTIVE DATE, OTHER THAN PROPERTY COSTS INCURRED FROM THE EFFECTIVE DATE TO THE CLOSING DATE (WHICH ARE ADDRESSED IN SECTION 3.4);

(ii)           (ii)ATTRIBUTABLE TO OR ARISING OUT OF THE ACTIONS, SUITS, OR PROCEEDINGS, IF ANY, SET FORTH ON SCHEDULE 5.5; OR

(iii)          (iii)CAUSED BY OR ARISING OUT OF OR RESULTING FROM SUCH SELLERS’ BREACH OF ANY OF SUCH SELLERS’ COVENANTS OR AGREEMENTS CONTAINED IN ARTICLE VII, OR

(iv)          (iv)CAUSED BY OR ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SUCH SELLER CONTAINED IN ARTICLE V OF THIS AGREEMENT THAT SPECIFICALLY SURVIVES CLOSING AS SET FORTH IN SECTION 11.3 OF THIS AGREEMENT.

(c)           Losses or other claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 3.4 and are excluded from indemnification under this Article XI or otherwise. Damages or other claims for Title Defects shall be exclusively handled pursuant to Section 7.3 and are excluded from indemnification under this Article XI or otherwise. Damages, claims, or costs related to or arising out of Environmental Laws shall be exclusively handled pursuant to Section 7.4 and are excluded from Sellers’ indemnification under this Article XI or otherwise.

(d)           “Losses”, for purposes of this Article XI shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Party (as defined in Section 11.2) arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Sellers shall not be entitled to indemnification under this Section 11.1(d) for, and “Losses” shall not include any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third Persons and payable by an Indemnified Person).

(e)           The indemnity of each party provided in this Article XI shall be for the benefit of and extend to such party’s present and former Affiliates, and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Article XI by any such Affiliate, director, officer, employee, or agent must be brought and administered by the applicable party to this Agreement. No Indemnified Party other than Sellers and Buyer shall have any rights against either Sellers or Buyer under the terms of this Article XI except as may be exercised on its behalf by Buyer or a Seller, as applicable, pursuant to this Section 11.1(e). Each Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall have no liability to Buyer or its officers, directors, agents, employees and representatives or obligation to indemnify Buyer for any specific matter or claim for which Buyer has received an adjustment to the Purchase Price including, without limitation, any adjustment pursuant to Section 3.4.

11.2         Indemnification Procedures.

(a)           If any third party asserts any claim against a party to this Agreement which, if successful, would entitle the party to indemnification under this Article XI (the “Indemnified Party”), it shall give notice of such claim to the party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 11.2(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 11.2(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(b)           If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Article XI, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

11.3         Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)           Sellers shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 11.1 unless the amount of the claim giving rise to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds, or the Indemnified Party in good faith reasonably believes it exceeds, $150,000 (the “Basket Amount”). The maximum aggregate amount for which Sellers may be liable under this Article XI shall be limited to Two Million Dollars ($2,000,000.00), except in the case of a breach of the representations and warranties in Sections 5.2 and 5.4 or the breach of any covenant by Sellers in Article VII for which the maximum aggregate amount for which Sellers may be liable under this Article XI shall be limited to the Purchase Price.

(b)           Buyer shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 11.1 unless the amount of the claim giving rise to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds, or the Indemnified Party in good faith reasonably believes it exceeds, Basket Amount. The maximum aggregate amount for which Buyer may be liable under this article XI shall be limited to Two Million Dollars ($2,000,000.00).

(c)           Except for the representations and warranties of (i) Sellers contained in Sections 5.2 and 5.4, and (ii) Buyer contained in Sections 5.2, 6.6 and 6.9, which representations and warranties shall survive the Closing, the respective representations of the Sellers and Buyer contained in this Agreement shall not survive the Closing, and thereafter none of the Sellers, Buyer, or any officer, director, employee or Affiliate of any Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation or warranty. This Section 11.3(c) shall have no effect upon any other obligations of the parties hereto under this Agreement, whether to be performed before, at or after the Closing, which shall survive until fulfilled or the expiration of the time therefor in accordance with their terms.

(d)           Any payments made to Sellers or the Buyer pursuant to this Article XI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Sellers on their Tax Returns.

(e)           An Indemnifying Party shall not be liable under this Article XI for Losses resulting from any event relating to a breach of a representation or warranty if the Indemnifying Party can establish that the Indemnified Party had actual Knowledge on or before the Closing Date of such event or if such event resulted from the gross negligence or willful misconduct of the Indemnified Party.

(f)            Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Sellers shall have any obligation to indemnify the other for any claim of Loss that is not asserted in writing to the indemnifying party on or before two (2) years from the Closing Date with the exception of the representations and warranties contained in Sections 5.2 and 5.4 which shall survive indefinitely.

ARTICLE XII

TAXES

12.1         Cooperation. Each party shall provide the other party with such cooperation and information as it reasonably may request with respect to the Oil and Gas Properties in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each party shall bear its own expenses in complying with the foregoing provisions.

12.2         Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Buyer shall pay any sales, use, excise, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Sellers such certificate or evidence.

ARTICLE XIII

GENERAL

13.1         Receipts Not Reflected in Purchase Price. Except as otherwise provided in this Agreement, any production of Hydrocarbons from or attributable to the Oil and Gas Properties (and all products and proceeds attributable thereto) and any other income, proceeds and receipts earned with respect to the Oil and Gas Properties which are not reflected in the adjustments to the Base Purchase Price following the Post Closing Adjustment pursuant to Section 9.3 shall be treated as follows: (a) all production of Hydrocarbons from or attributable to the Oil and Gas

Properties (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Oil and Gas Properties to which Buyer is entitled under Section 2.3 shall be the sole property and entitlement of Buyer, and, to the extent received by any Seller, such Seller shall fully disclose, account for and remit the same promptly to Buyer, and (b) all production of Hydrocarbons from or attributable to the Oil and Gas Properties (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Oil and Gas Properties to which a Seller is entitled under Section 2.3(a) shall be the sole property and entitlement of such Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for and remit the same promptly to Sellers.

13.2         Expenses Not Reflected in Purchase Price. Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Base Purchase Price following the Post Closing Adjustment pursuant to Section 9.3 shall be treated as follows: (a) all Property Costs for which a Seller is responsible under Section 2.3(a) shall be the sole obligation of such Seller and such Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same; and (b) all Property Costs for which Buyer is responsible under Section 2.3 shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Sellers for and hold Sellers harmless from and against same. Sellers are entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Sellers are responsible under the terms of this Agreement. Buyer is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Buyer is in whole or in part responsible, provided that Buyer shall not agree to any adjustments to previously assessed costs for which any Seller is liable without the prior written consent of such Seller, such consent not to be unreasonably withheld. Buyer shall provide Sellers with a copy of all applicable audit reports and written audit agreements received by Buyer and relating to periods for which Sellers are partially responsible.

13.3         Arbitration.

(a)           Except for (i) the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, (ii) disputes concerning Title Defect Values, for which the procedures set forth in Section 7.3 shall control, and (iii) a dispute concerning the Post Closing Adjustment, for which the procedures set forth in Section 9.3(b) shall control, any controversy or failure to agree arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by Buyer to Sellers, or vice versa, which notice shall name a qualified, impartial, and independent arbitrator. Within ten (10) days after the receipt of such notice, the other party or parties shall name a second qualified, impartial and independent arbitrator, or failing to do so, the party giving notice shall name the second arbitrator. Within twenty-five (25) days after sending the original notice of submission the two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the American Arbitration Association (or, if such association has ceased to exist, the principal successor thereto).

(b)           The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none has been previously named.

(c)           The arbitration proceeding shall be held in Dallas, Dallas County, Texas and shall be conducted in accordance with the TEXAS GENERAL ARBITRATION ACT, TEXAS CIVIL PRACTICE AND REMEDIES CODE, §§ 171.001 et seq., to the extent such rules do not conflict with this Section 13.3.

(d)           The decision of the arbitrators, or the majority thereof, made in writing shall be final, binding and non-appealable upon the parties hereto as to the questions submitted, and Buyer and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

13.4         Amendments. This Agreement may only be amended by an instrument in writing executed by Buyer and Sellers.

13.5         Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

13.6         Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Buyer, to:

Edge Petroleum Exploration Company
Edge Petroleum Corporation
1301 Travis St., Suite 2000
Houston, Texas 77002
Attn: C.W. MacLeod

With a copy to:

Locke Liddell & Sapp, L.L.P.

600 Travis Street, Suite 3400

Houston, Texas 77002

Attn: David Elder

(b)           If to the Sellers, to:

Pearl Energy Partners, Ltd.

1114 Lost Creek Blvd., Suite 260

Austin, Texas 78746

Attn: Bill R. Orr

Cibola Exploration Partners, L.P.

3500 Maple Avenue, Suite 1470

Dallas, Texas 75129

Attn: W. S. Montgomery

With a copy to:

Cox Smith Matthews Incorporated
112 E. Pecan, Suite 1800
San Antonio, Texas 78205
Attn: Jon R. Ray

13.7         Successor and Assigns, Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

13.8         Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

13.9         Entire Agreement. This Agreement (including the Confidentiality Agreement, the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

13.10       Schedules. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure on one Schedule shall not be deemed to be disclosed on any other Schedules or under the Agreement unless an appropriate cross-reference is made thereon. Inclusion of any item in the Schedules (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of Sellers and the Oil and Gas Properties.

13.11       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. Venue for any proceeding hereunder shall be in the District Court of Dallas County, Texas.

13.12       Remedies. Each of the parties hereto acknowledges and agrees that (a) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (b) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages upon posting of a suitable bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

13.13       Expenses. Sellers and Buyer shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

13.14       Release of Information; Confidentiality. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Prior to the Closing, no press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with and written consent of each other party, except for any legally required communication by any party and including any disclosure required by any rule or regulation of any stock exchange or as required by the federal securities laws.

13.15       Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

13.16       Counterparts. This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

13.17       Limitation on Damages. No party to this Agreement shall ever be liable to the other for any special, damages or any punitive or exemplary damages, whether such damages are claimed under breach of contract, breach of warranty, tort or other theory or cause of action at law or in equity, anything herein to the contrary notwithstanding, except to the extent that another party is required to pay any such damages to a third party in connection with a claim for which such other party is indemnified hereunder.

13.18       No Third-Party Beneficiaries. This agreement is not intended for the benefit of any third parties.

13.19       Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.20       Guarantee. Edge Petroleum Corporation joins in the execution of this Agreement solely for the purpose of fully and unconditionally guaranteeing the obligations of Buyer hereunder, subject to any defenses available to Buyer which guarantee shall terminate immediately following the date of conclusion of the Post Closing Adjustment as set forth in that certain Stock Purchase Agreement dated as of September 21, 2005 by and among Jon L. Glass, Craig D. Pollard, Leigh T. Prieto, Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Buyer and Edge Petroleum Corporation.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BUYER:

EDGE PETROLEUM EXPLORATION COMPANY

By:	/s/ C.W. MACLEOD
C. W. MacLeod, Senior Vice President,
Business Development and Planning

GUARANTOR:

EDGE PETROLEUM CORPORATION

By:	/s/ C.W. MACLEOD
C. W. MacLeod, Senior Vice President,
Business Development and Planning

SELLERS:

PEARL ENERGY PARTNERS, LTD.
By: Pearl Energy L.L.C.
Its: General Partner

By:	/s/ BILL R. ORR
Bill R. Orr, President

CIBOLA EXPLORATION PARTNERS, L.P.
By: Pinon Holdings, L.L.C.
Its: General Partner

By:	/s/ W.S. MONTGOMERY
W. S. Montgomery, President

EXHIBIT “A”

(Attached to Purchase and Sale Agreement between
Pearl Energy Partners, Ltd., and Cibola Exploration Partners, L.P.,
as Sellers, and Edge Petroleum Exploration Company et al., as Buyer.)

Oil and Gas Properties

Oil and Gas Leases:

1. Oil and Gas Lease dated August 1, 2000, by and between Sharon J. Bell and the Bank of Oklahoma, Trustees, as Lessor, and United Oil & Minerals, Inc., as Lessee, a Memorandum of which is recorded as Document #2000037734 in the Official Records, Nueces County, Texas.

2. Oil and Gas Lease dated August 1, 2000, by and between Ann M. Eichelberger and the Jefferson State Bank of San Antonio, Trustees, as Lessor, and United Oil & Minerals, Inc., as Lessee, a Memorandum of which is recorded as Document #2000037733 in the Official Records, Nueces County, Texas.

3. Oil and Gas Lease dated July 26, 2000, by and between The Frost National Bank, as Trustee, as Lessor, and United Oil & Minerals, Inc., as Lessee, a Memorandum of which is recorded as Document #2000031597 in the Official Records of Nueces County, Texas.

4. Oil and Gas Lease dated May 10, 2000, by and between Catherine Marie Sims, Individually and as Trustee of the Catherine Crook Sims Life Trust, as Lessor, and United Oil & Minerals, Inc., as Lessee, recorded as Document #2000022504 in the Official Records of Nueces County, Texas; as amended by Extension of Oil, Gas and Mineral Lease dated April 5, 2002, recorded as Document #2002024165 in the Official Records of Nueces County, Texas; and as further amended by Extension in Oil, Gas and Mineral Lease dated April 29, 2003, recorded as Document #2003026040 in the Official Records of Nueces County, Texas, and as further amended by Extension of Oil, Gas and Mineral Lease dated May 7, 2004, recorded as Document #2004025559, Nueces County, Texas, and as further amended by Extension of Oil and Gas Lease dated May 5, 2005, recorded as Document #2005027659 in the Official Records of Nueces County, Texas.

5. Oil and Gas Lease dated May 10, 2000, by and between Catherine Marie Sims, Individually and as Trustee of the Catherine Crook Sims Life Trust, as Lessor, and United Oil & Minerals, Inc., as Lessee, recorded as Document #2000022505 in the Official Records of Nueces County, Texas; as amended by Extension of Oil, Gas and Mineral Lease dated April 5, 2002, recorded as Document #2002024166 in the Official Records of Nueces County, Texas; and as further amended by Extension of Oil, Gas and Mineral Lease dated April 29, 2003, recorded as Document #2003026039 in the Official Records of Nueces County, Texas, and as further amended by Extension of Oil, Gas and Mineral Lease dated May 7, 2004, recorded as Document #2004025560, Nueces County, Texas, and as further amended by Extension of Oil and Gas Lease dated May 5, 2005, recorded as Document #2005027658 in the Official Records of Nueces County, Texas.

6. Oil and Gas Lease dated effective August 1, 2002, by and between Sharon J. Bell and Bank of Oklahoma, National Association, as Co-Trustees of the Ruth Chapman Cowles and Andrew G. Cowles Memorial Trust, et al, as Lessor, and J & P Oil and Gas, Inc., as Lessee, a Memorandum of which is recorded as Document #2002059153 in the Official Records of Nueces County, Texas.

7. Oil and Gas Lease dated August 1, 2002, by and between Ann M. Eichelberger and Jefferson State Bank of San Antonio as Co-Trustees of the Marital Deduction Trust under the Will of H. L. Eichelberger, Deceased, as Lessors, and J & P Oil and Gas, Inc., as Lessee, a Memorandum of Which is recorded as Document #2002059156 in the Official Records of Nueces County, Texas.

8. Oil and Gas Lease dated August 14, 2002, by and between The Frost National Bank, as Trustee of the Ruth Chapman Cowles and Andrew G. Cowles Charitable Trust, as Lessor, and J & P Oil and Gas, Inc., as Lessee, a Memorandum of which is recorded as Document #2002059157 in the Official Records of Nueces County, Texas; as amended by Amendment to Oil, Gas and Mineral Lease dated April 14, 2004, recorded as Document #2004021523 in the Official Records of Nueces County, Texas.

9. Oil and Gas Lease dated September 28, 2004, by and between Catherine Marie Sims, Individually and as Trustee of the Catherine Crook Sims Life Trust, as Lessor, and Cinco Natural Resources Corporation, as Lessee, a Memorandum of which is recorded as Document #2005002046 in the Official Records of Nueces County, Texas.

10. Oil and Gas Lease dated August 31, 2005, by and between Edward C. Crook and E. Carter Crook, Trustee of the Gibbs B. Crook Family Trust, as Lessors, and Cinco Energy Corporation, as Lessee, a Memorandum of which is recorded as Document #                         in the Official Records of Nueces County, Texas.

11. Oil and Gas Lease dated effective October 1, 2004, by and between Ann M. Eichelberger and Jefferson State Bank of San Antonio as Co-Trustees of the Marital Deduction Trust Under Will of H. L. Eichelberger, Deceased, as Lessor, and Cinco Natural Resources Corporation, as Lessee, a Memorandum of which is recorded as Document #2005002045 in the Official Records of Nueces County, Texas.

12. Oil and Gas Lease dated effective November 1, 2004, by and between Sharon J. Bell and Bank of Oklahoma, National Association, as Co-Trustees of the Ruth Chapman Cowles and Andrew G. Cowles Memorial Trust, et al, as Lessor, and Cinco Natural Resources Corporation, as Lessee, a Memorandum of which is recorded as Document #2005006332 in the Official Records of Nueces County, Texas.

13. Oil and Gas Lease dated effective November 1, 2004, by and between The Frost National Bank, as Trustee of the Ruth Chapman Cowles and Andrew G. Cowles Charitable Trust, as Lessor, and Cinco Natural Resources Corporation, as Lessee, a Memorandum of which is recorded as Document #2005006333 in the Official Records of Nueces County, Texas.

Ownership Interest in Lands and Leases:

1. Prospect No. 1 (320 acres): The undivided leasehold interest of the parties, as to all depths, in the West Half (W/2) of Section 48 of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411: Note: “Payout” of Prospect No. 1 has occurred.

Party	APO WI	APO NRI
Pearl Energy Partners, Ltd.	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.3145%	0.94664%

2. Prospect No. 2 (320 acres): The undivided leasehold interest of the parties, as to all depths, in the East Half (E/2) of Section 48 of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411:

Party	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.40000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

LESS AND EXCEPT from the above leasehold interest ownership is the well bore of the Chapman Ranch No. 1 well drilled by Camden Resources.

3. Prospect No. 3 (160 acres): The undivided leasehold interest of the parties in the Southwest Quarter (SW/4) of Section 37 of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411.

Party	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.40000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

LESS AND EXCEPT from the above leasehold ownership interests is the well bore of the Chapman Ranch No. 3 well drilled by United Resources, LP.

4. Prospect No. 4 (160 acres): The undivided leasehold interest of the parties in the Southeast Quarter (SE/4) of Section 37 of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411. Note: “Payout” of Prospect No. 4 has occurred.

Tract 1 of Prospect No. 4: The southeast quarter (SE/4) of Section 37, from the surface down to the depth of 11,631’, being the total depth drilled in the Chapman Ranch No. 2 Well bore plus 100 feet below the total depth drilled in said well.

Party	APO WI	APO NRI
Pearl Energy Partners, Ltd.	0.0000%	0.0000%
Cibola Exploration Partners, L.P.	0.0000%	0.0000%

Tract 2 of Prospect No. 4: The southeast quarter (SE/4) of Section 37, for depths below the depth of 11,631’, which is the total depth drilled in the Chapman Ranch No. 2 Well bore plus 100 feet below the total depth drilled in said well.

Party	APO WI	APO NRI
Pearl Energy Partners, Ltd.	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.3145%	0.94664%

LESS AND EXCEPT from the above interests is the Chapman Ranch No. 2 well drilled by United Oil & Minerals, Inc.

5. All Remaining Lands: All contractual rights of the parties to receive any undivided leasehold interests, as to the following described lands being a part of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411:

Section 26:             W/2 SE/4, being 80 acres.

Section 36:             NW/4 and SW/4, being 320 acres.

Section 37:             W/2 NE/4, being 80 acres.

Section 49:             NW/4, SE/4 and SW/4, being 480 acres.

Section 71:             W/2 NW/4, being 80 acres.

Section 72:             E/2 NE/4, being 80 acres.

Section 71:             NW/4 and E/2 being 480 acres.

Section 72:             N/2 being 320 acres.

Party	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%		*
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%		*

*Note: As to the SE/4 of Section 49 and the E/2 of Section 71, Sellers will assign to Buyer all of Sellers’ right, title and interest in any leases if as and when acquired, and such leases will not be burdened by overrides or encumbrances created by, through or under Sellers.

Ownership Interest in Wells:

Chapman Ranch No. 1 Well Bore drilled by Camden Resources (NE/4 Sec. 48) – Temporarily Abandoned	WI
Pearl Energy Partners, Ltd.	17.6000%
Cibola Exploration Partners, L.P.	1.3145%

Chapman Ranch No. 2 (SE/4 Sec. 37)	APO WI	APO NRI
Pearl Energy Partners, Ltd.	0.0000%	0.0000%
Cibola Exploration Partners, L.P.	0.0000%	0.0000%

Chapman Ranch No. 3 (SW/4 Sec. 37)	APO WI	APO NRI
Pearl Energy Partners, Ltd.	0.0000%	0.0000%
Cibola Exploration Partners, L.P.	0.0000%	0.0000%

Chapman Ranch No. 4 (NW/4 Sec. 48)	APO WI	APO NRI
Pearl Energy Partners, Ltd.	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.3145%	0.94664%

Chapman Ranch No. 5 (NE/4 Sec. 48)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 6 (NE/4 Sec. 48)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 7 (NE/4 Sec. 48)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 8 (SW/4 Sec. 37)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 9 (SE/4 Sec. 48)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 10 (SE/4 Sec. 37)	APO WI	APO NRI
Pearl Energy Partners, Ltd.	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.3145%	0.94664%

Chapman Ranch No. 11 (SW/4 Sec. 48)	APO WI	APO NRI
Pearl Energy Partners, Ltd.	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.3145%	0.94664%

Crook-Sims #1 (NW/4 Sec. 49)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 12 (SW/4 Sec. 49)	BPO WI	BPO NRI	APO WI	APO NRI
Pearl Energy Partners, Ltd.	20.0000%	14.4000%	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.4937%	1.0755%	1.3145%	0.94664%

Chapman Ranch No. 14 (SE/4 Sec. 37)	APO WI	APO NRI
Pearl Energy Partners, Ltd.	17.6000%	12.67200%
Cibola Exploration Partners, L.P.	1.3145%	0.94664%

Chapman Ranch Unrecorded Agreements to which the Oil and Gas Properties are subject:

1. Lease Offering dated September 2, 2005 wherein Cinco Natural Resources Corporation offers the working interest owners their proportionate share of a lease covering the S/2 NW/4 of Section 49. Note: 30 day election period will expire October 1, 2005.

2. Lease Offering dated September 10, 2004 from Cinco Natural Resources Corporation wherein Westport Oil and Gas Company, L.P., Pearl Energy Partners, Ltd and Cibola Exploration Partners elected to participate in those certain leases acquired by Cinco covering 320 acres, more or less, being described as the SW/4 of Section 36 and the NW/4 of Section 49, Laureles Farm Tracts, Rincon de Corpus Christi and Rinco de los Laureles Grants, Nueces County, Texas. Note: Additional leases were taken covering the E/2 SW/4 of Section 49 that were not officially offered to Westport, et al. However, Westport, Pearl and Cibola paid their proportionate share of acquisition costs.

3. Stipulation of Ownership Rights Agreement dated October 18, 2004 by and between Westport Oil and Gas Company, L.P., Cinco Natural Resources Corporation, Pearl Energy Partners, Ltd., Cibola Exploration Partners, L.P., J&P Oil & Gas, Inc., LARA Energy, Inc. and SOF ROC Fuel Co

4. Operating Agreement dated April 9, 2004, by and between Westport Oil and Gas Company, LP, as Operator, and Cinco Natural Resources Corporation, Pearl Energy Partners, Ltd., Cibola Exploration Partners L.P., J&P Oil and Gas, Inc., LARA Energy, Inc. and SOF ROC Fuel Co, as Non-Operators covering the W/2 of Section 48, as amended by letter agreement dated April 19, 2004.

5. Letter Agreement dated April 8, 2004, by and between Cinco Natural Resources Corporation, Westport Oil and Gas Company, L.P., Pearl Energy Partners, Ltd., Cibola Exploration Partners L.P., J&P Oil and Gas, Inc., LARA Energy, Inc. and SOF ROC Fuel Co., wherein the W/2 of Section 48 is designation as a prospect.

6. Operating Agreement dated January 1, 2004, by and between Westport Oil and Gas Company, LP, as Operator, and Cinco Natural Resources Corporation, Pearl Energy Partners, Ltd., Cibola Exploration Partners L.P., J&P Oil and Gas, Inc., LARA Energy, Inc. and SOF ROC Fuel Co, as Non-Operators covering the E/2 of Section 48. Note: Exhibits were never updated to reflect the current ownership as set out in that certain Stipulation of Ownership Rights Agreement dated October 18, 2004 described above.

7. Settlement Agreement dated November 25, 2003 by and between United Resources, LP, formerly known as United Oil & Minerals Limited Partnership, Cinco Natural Resources Corporation, Jon L. Glass, Craig D. Pollard, Pinon Holdings, LLC, Cibola Exploration Partners, L.P., Paladin Petroleum II, Ltd., Pearl Energy Partners, Ltd., Bill Orr, Jr. and Camden Resources, Inc.

8. Participation Agreement dated January 27, 2003, by and between Cinco Natural Resources Corporation and Pinon Holdings, L.L.C.

9. Participation Option Agreement dated October 31, 2002, by and between Cinco Natural Resources Corporation and Pinion Holdings, L.LC. wherein Cinco may (but not obligated) to offer Pinon the right to acquire up to, but not exceeding, an undivided 10% of Cinco’s interest under certain projects located within the State of Texas. Pinon’s interest shall never exceed a 3% of 8/8ths.

10. Participation Agreement dated September 12, 2002 by and between Paladin Petroleum II, Ltd. and Cinco Natural Resources Corporation, as amended by letter agreement dated November 12, 2002.

11. Acreage Offer dated August 22, 2002 from J&P Oil & Gas, Inc. to Paladin Petroleum II, Ltd.

12. Transfer Notice dated September 18, 2002 wherein SOF ROC Fuel Co. has transferred its overriding royalty interest to Minahan Properties, Ltd.

13. Transfer Notice dated September 18, 2002 wherein LARA Energy, Inc. has transferred its overriding royalty interest to Jubalee, Ltd.

14. Acreage Offer dated August 14, 2002 (Replacement) from J&P Oil & Gas, Inc. to Paladin Petroleum II, Ltd.

15. Letter Agreement (Prospect Notice) dated September 19, 2000 by and between United Oil & Minerals, Inc., Paladin Petroleum, II Ltd., J&P Oil & Gas, Inc., Mark J. Minahan and John E. Hearn, Jr.

16. Letter Agreement dated September 11, 2000 by and between United Oil & Minerals, Inc. and Paladin Petroleum II, Ltd. wherein the S/2 of Section 37 and the E/2 of Section 48 were designated as a prospect.

17. Letter Agreement dated September 11, 2000 by and between United Oil & Minerals, Inc. and Paladin Petroleum, Ltd. with form of Operating Agreement attached as Exhibit “C”.

18. Letter Agreement dated December 17, 1999 by and between United Resources LP and Paladin Petroleum II Ltd.

19. Letter Agreement dated December 10, 1999 by and between John E. Hearn, Jr., Mark J. Minahan, J&P Oil and Gas, Inc., and Paladin Petroleum II, Ltd.

20. Seismic Data Disclosure Agreement dated September 29, 1999 by and between Andy Carson, Counsel for the Chapman Ranch Landowners, J&P Oil and Gas, Inc., John E. Hearn, Jr. and Mark J. Minahan.

End of Exhibit “A”

EXHIBIT “B”

(Attached to Purchase and Sale Agreement between

Pearl Energy Partners, Ltd., and Cibola Exploration Partners, L.P.,

as Sellers, and Edge Petroleum Exploration Company et al., as Buyer.)

ALLOCATED VALUES BY LEASE

EXHIBIT B

Allocated Values By Lease

The following described tracts of land situated in and being a part of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411, Nueces County, Texas:

Area 1	S/2 Sec 37 All Sec 48 W/2 SW/4 Sec 49 W/2 NW/4 Sec 71 E/2 NE/4 Sec 72	$25,778,850.00
Area 2	W/2 SE/4 Sec 26	$171,950.00
Area 3	W/2 NE/4 Sec 37	$257,925.00
Area 4	SW/4 Sec 36 N/2 NW/4 Sec 49	$343,900.00
Area 5	S/2 NW/4 Sec 49	$257,925.00
Area 6	E/2 SW/4 Sec 49	$171,950.00

Note: As the Sellers acquire their proportionate interest in any of the oil and gas leases that cover the lands described below in Areas 7 and 8 the Purchase Price allocated to such oil and gas leases on this Exhibit B shall be reallocated as shown below with a corresponding reduction in the values allocated to Area 1.

Area 7	NW/4 & W/2 NE/4 Sec 72 E/2 NW/4 Sec 71	$1,289,625.00
Area 8	NW/4 Sec 36	$64,481.25

EXHIBIT “C”

(Attached to Purchase and Sale Agreement between

Pearl Energy Partners, Ltd., and Cibola Exploration Partners, L.P.,

as Sellers, and Edge Petroleum Exploration Company et al., as Buyer.)

CONVEYANCE AND BILL OF SALE

This CONVEYANCE AND BILL OF SALE (this “Conveyance”) from PEARL ENERGY PARTNERS LTD., a Texas limited partnership with address of 1114 Lost Creek Boulevard, Suite 260, Austin, Texas 78746, and CIBOLA EXPLORATION PARTNERS L.P., with address of 3500 Maple Avenue, Suite 1470, Dallas, Texas 75219 (collectively “Grantors”), to EDGE PETROLEUM EXPLORATION COMPANY, a Delaware Corporation, with address of 1301 Travis, Suite 2000, Houston, Texas 77002 (collectively “Grantee”), is executed this            day of November, 2005, but effective as of 7:00 a.m., local time, where the respective Oil and Gas Properties (as defined below) are located, on September 1, 2005 (the “Effective Date”).

ARTICLE 1

CONVEYANCE

Grantors, for good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, have granted, bargained sold and conveyed and by these presents do hereby grant, bargain, sell, and convey unto Grantee, subject to the Permitted Liens set forth below, all right, title and interest of Grantors in and to the following (collectively, the “Oil and Gas Properties”):

(a)           oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the “Leases”) more particularly described in Exhibit “A”, attached hereto and incorporated herein by reference for all purposes, and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon or applicable thereto (the “Wells”);

(b)           any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units;

(c)           interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound or created, to the extent applicable to such properties, including, but not limited to, operating agreements, gathering agreements, marketing agreements, transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements (“Contracts”);

(d)           easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such Oil and Gas Properties; and

(e)           equipment, machinery, fixtures and other tangible personal property and improvements located on or used or obtained in connection with such Oil and Gas Properties.

TO HAVE AND TO HOLD the Oil and Gas Properties unto Grantee, its successors and assigns, forever, subject, however, to the Permitted Liens, and the terms, conditions, exclusions and reservations of this Conveyance.

ARTICLE 2

LIMITED WARRANTY

Section 2.1            Special Limited Warranty.

(a)           Each Grantor, severally but not jointly, warrants title to its interest in the Oil and Gas Properties, subject to the Permitted Liens (as defined below), unto Grantee, its successors and assigns, against all persons claiming or to claim the same or any part thereof by, through or under each Grantor, but not otherwise.

(b)           Grantors hereby assign to Grantee all rights, claims, and causes of action on title warranties given or made by Grantors’ predecessors, to the extent Grantors may legally transfer such rights.

(c)           The Oil and Gas Properties are hereby conveyed to Grantee subject to the Leases and Contracts and to the terms of that certain Purchase and Sale Agreement (“Agreement”) dated September     , 2005, between Grantors and Grantee, true and correct copies of which are in the possession of Grantors and Grantee.

Section 2.2            Permitted Liens. As used herein, the term “Permitted Liens” means any or all of the following:

(a)           lessors’ royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce Grantors’ net revenue interests in any Well below that shown in

Exhibit ”A” or increase Grantors’ working interest above that shown in Exhibit ”A” without a corresponding increase in the net revenue interest;

(b)           all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other Contracts, agreements and instruments applicable to the Leases, to the extent that they do not, individually or in the aggregate, reduce Grantors’ net revenue interests in any Well below that shown in Exhibit ”A” or increase Grantors’ working interest above that shown in Exhibit ”A” without a corresponding increase in the net revenue interest;

(c)           third-party consent requirements, preferential rights or other rights assertable by third parties with respect to which waivers or consents have been obtained by Grantors from the appropriate third parties or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(d)           liens for current taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in the ordinary course of business;

(e)           materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent;

(f)            all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;

(g)           easements, rights of way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Oil and Gas Properties which do not materially interfere with the current or proposed operations on the Oil and Gas Properties; or

(h)           any Liens which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, ownership or operation of the Oil and Gas Properties subject thereto or affected thereby (as currently used, owned or operated) or which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in Texas.

As used herein, “Liens” shall mean any pledge, restriction, charge, lien, mortgage, security interest, contract obligation, claim or encumbrance of any kind or character, obligation, irregularity or other defect.

Section 2.3            Information about the OIL AND GAS PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, GRANTORS MAKE NO

WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO GRANTEE IN CONNECTION WITH THE OIL AND GAS PROPERTIES; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES; (iii) THE ABILITY OF THE OIL AND GAS PROPERTIES TO PRODUCE HYDROCARBONS INCLUDING, WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS; OR (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE OIL AND GAS PROPERTIES. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY GRANTORS ARE PROVIDED TO GRANTEE AS A CONVENIENCE AND GRANTEE’S RELIANCE ON OR USE OF THE SAME IS AT GRANTEE’S SOLE RISK. GRANTEE EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES ACT”); ACKNOWLEDGES THAT THE EXPRESS WAIVERS CONTAINED IN THIS SECTION 2.3 SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THESE WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF GRANTEE AND EXPLAINED IN DETAIL AND THAT GRANTEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THESE WAIVERS.

Section 2.4            Condition and Fitness of the OIL AND GAS PROPERTIES. Except for the special warranty of title herein, GRANTORS CONVEY THE OIL AND GAS PROPERTIES TO GRANTEE WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE OIL AND GAS PROPERTIES OR (ii) THE FITNESS OF THE OIL AND GAS PROPERTIES FOR A PARTICULAR PURPOSE. GRANTEE HAS INSPECTED OR HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE OIL AND GAS PROPERTIES FOR ALL PURPOSES INCLUDING, WITHOUT LIMITATION, FOR THE PURPOSE OF DETECTING THE PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”) AND MAN MADE MATERIAL FIBERS (“MMMF”) AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE INCLUDING, BUT NOT LIMITED TO, CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES OR HYDROCARBONS. GRANTEE ACCEPTS THE OIL AND GAS PROPERTIES IN THEIR “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS.” GRANTORS DISCLAIM ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE OIL AND GAS PROPERTIES.

ARTICLE 3

MISCELLANEOUS

Section 3.1            Further Assurances. After the Effective Date, each Grantor and Grantee, without further consideration, will use its reasonable efforts to execute, deliver and record or cause to be executed, delivered and recorded such good and sufficient instruments of conveyance and transfer, and take such other action as may be reasonably required to effectively vest in Grantee beneficial and record title to the Oil and Gas Properties covered by the Agreement and conveyed pursuant hereto and, if applicable, to put Grantee in actual possession of such Oil and Gas Properties.

Section 3.2            Successors and Assigns. This Conveyance shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.3            Designation of Agent. By acceptance of this assignment, Assignee hereby designates and appoints Westport Oil and Gas Company, L.P. (or the then current approved operator) as Assignee’s true and lawful attorney-in-fact to execute and deliver, on Assignee’s behalf, any and all releases of the leases hereby assigned. Such power of attorney shall be irrevocable, shall be deemed to be coupled with an interest, shall be binding upon the heirs, successors, and assigns of Assignee, and shall survive the death, incompetency, legal disability, bankruptcy, or dissolution of Assignee. Nothing herein shall relieve Assignee of Assignee’s obligation to execute and deliver any releases required by said lease.

Section 3.4            Titles and Captions; Defined Terms. All article or section titles or captions in this Conveyance are for convenience only, shall not be deemed part of this Conveyance and in no way define, limit, extend, or describe the scope or intent of any provisions hereof. Except to the extent otherwise stated in this Conveyance, references to “Articles” and “Sections” are to Articles and Sections of this Conveyance, and references to “Exhibits” are to Exhibits attached to this Conveyance, which are made parts hereof for all purposes. Capitalized terms not otherwise defined herein shall have the same meaning ascribed thereto under the Agreement.

Section 3.5            Governing Law. This Conveyance and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas. Each party submits to the exclusive jurisdiction of the state and federal courts located in the State of Texas for purposes of resolving any dispute, claim or controversy arising out of, in relation to or in connection with this Conveyance.

EXECUTED to be effective as of the Effective Date.

Grantors:

PEARL ENERGY PARTNERS, LTD.

By: Pearl Energy, L.L.C., its general partner

By:
Bill R. Orr, President

CIBOLA EXPLORATION PARTNERS, L.P.

By: Pinon Holdings, L.L.C., its general partner

By:
W. S. Montgomery, President

Grantee:

EDGE PETROLEUM EXPLORATION COMPANY

By:
C. W. MacLeod

Title:

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

This instrument was acknowledged before me on the            day of                       , 2005, by Bill R. Orr, President of Pearl Energy, L.L.C., General Partner of PEARL ENERGY PARTNERS, LTD., a Texas limited partnership, on behalf of said limited partnership.

[SEAL]	Notary Public, State of Texas
Printed Name:
My commission expires:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on the            day of                       , 2005, by W. S. Montgomery, President of Pinon Holdings, L.L.C., General Partner of CIBOLA EXPLORATION PARTNERS, L.P., a Texas limited partnership, on behalf of said limited partnership.

[SEAL]	Notary Public, State of Texas
Printed Name:
My commission expires:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on the            day of                       , 2005, by C. W. MacLeod,                                         of EDGE PETROLEUM EXPLORATION COMPANY, a Delaware corporation, on behalf of said corporation.

[SEAL]	Notary Public, State of Texas
Printed Name:
My commission expires:

DISCLOSURE SCHEDULE

(Attached to Purchase and Sale Agreement between

Pearl Energy Partners, Ltd., and Cibola Exploration Partners, L.P.,

as Sellers, and Edge Petroleum Exploration Company et al., as Buyer.)

Schedule 3.3(a)                                                     Ownership Interests

Pearl Energy Partners, Ltd.	93.0233%
Cibola Exploration Partners, LP	6.9767%

Schedule 5.5                                                          Litigation

None

Schedule 5.6                                                          Proceeds in Suspense

None

Schedule 5.7                                                          Environmental Matters

None

Schedule 5.9                                                          Outstanding Capital Commitments

1.     AFE dated July 11, 2005, from Westport Oil and Gas Company, L.P., in the amount of $3,804,300.00 (8/8ths) for the drilling and completion of the Chapman Ranch #12 Well.

2.     AFE dated July 15, 2005, from Westport Oil and Gas Company, L.P., in the amount of $4,414,100.00 (8/8ths) for the drilling and completion of the Chapman Ranch #14 Well.

Schedule 5.10                                                        Compliance with Laws

None

Schedule 5.11                                                        Forward Sales

None

Schedule 5.12(a)                                                   Hydrocarbons Subject to Contract

None

Schedule 5.12(c)                                                   Production Imbalances

None

Schedule 5.13                                                        Consents and Preferential Purchase Rights

Prior Written Consent to Assign is Required Under the Following Oil and Gas Leases:

1. Oil and Gas Lease dated July 26, 2000, by and between The Frost National Bank, as Trustee, as Lessor, and United Oil & Minerals, Inc., as Lessee, a Memorandum of which is recorded as Document #2000031597 in the Official Records of Nueces County, Texas.

2. Oil and Gas Lease dated May 10, 2000, by and between Catherine Marie Sims, Individually and as Trustee of the Catherine Crook Sims Life Trust, as Lessor, and United Oil & Minerals, Inc., as Lessee, recorded as Document #2000022504 in the Official Records of Nueces County, Texas; as amended by Extension of Oil, Gas and Mineral Lease dated April 5, 2002, recorded as Document #2002024165 in the Official Records of Nueces County, Texas; and as further amended by Extension in Oil, Gas and Mineral Lease dated April 29, 2003, recorded as Document #2003026040 in the Official Records of Nueces County, Texas, and as further amended by Extension of Oil, Gas and Mineral Lease dated May 7, 2004, recorded as Document #2004025559, Nueces County, Texas, and as further amended by Extension of Oil and Gas Lease dated May 5, 2005, recorded as Document #2005027659 in the Official Records of Nueces County, Texas.

3. Oil and Gas Lease dated May 10, 2000, by and between Catherine Marie Sims, Individually and as Trustee of the Catherine Crook Sims Life Trust, as Lessor, and United Oil & Minerals, Inc., as Lessee, recorded as Document #2000022505 in the Official Records of Nueces County, Texas; as amended by Extension of Oil, Gas and Mineral Lease dated April 5, 2002, recorded as Document #2002024166 in the Official Records of Nueces County, Texas; and as further amended by Extension of Oil, Gas and Mineral Lease dated April 29, 2003, recorded as Document #2003026039 in the Official Records of Nueces County, Texas, and as further amended by Extension of Oil, Gas and Mineral Lease dated May 7, 2004, recorded as Document #2004025560, Nueces County, Texas, and as further amended by Extension of Oil and Gas Lease dated May 5, 2005, recorded as Document #2005027658 in the Official Records of Nueces County, Texas.

4 Oil and Gas Lease dated August 14, 2002, by and between The Frost National Bank, as Trustee of the Ruth Chapman Cowles and Andrew G. Cowles Charitable Trust, as Lessor, and J & P Oil and Gas, Inc., as Lessee, a Memorandum of which is recorded as Document #2002059157 in the Official Records of Nueces County, Texas; as amended by Amendment to Oil, Gas and Mineral Lease dated April 14, 2004, recorded as Document #2004021523 in the Official Records of Nueces County, Texas.

5. Oil and Gas Lease dated September 28, 2004, by and between Catherine Marie Sims, Individually and as Trustee of the Catherine Crook Sims Life Trust, as Lessor, and Cinco Natural Resources Corporation, as Lessee, a Memorandum of which is recorded as Document #2005002046 in the Official Records of Nueces County, Texas.

6. Oil and Gas Lease dated September 20, 2004, by and between Edward C. Crook and E. Carter Crook, Trustee of the Gibbs B. Crook Family Trust, as Lessors, and Cinco Natural Resources Corporation, as Lessee, a Memorandum of which is recorded as Document #2005002053 in the Official Records of Nueces County, Texas.

Preferential Purchase Rights:             None.

Schedule 5.14                                                        Contracts/Hedging Transaction

None

Schedule 5.16                                                        Wells to be Plugged and Abandoned

1.             Chapman Ranch No. 1 Well (API #42-355-33528) drilled by Camden Resources.

2.             Chapman Ranch No. 10 Well (API #42-355-33721) drilled by Westport Oil and Gas Company, L.P. (temporarily abandoned — potential future sidetrack candidate).

Schedule 5.17                                                        Intellectual Property

None